Exhibit 4.1

SECOND AMENDMENT TO

RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of March 1, 2019, is between Cerus Corporation, a Delaware corporation (the “Company”), and Equiniti Trust Company (the “Rights Agent”), the successor to Wells Fargo Bank, N.A.

RECITALS

A. The Company entered into a Rights Agreement, dated as of November 3, 1999, with Norwest Bank Minnesota, N.A., the predecessor to Wells Fargo Bank, N.A., which was subsequently amended as of August 6, 2001 and October 28, 2009 (as so amended, the “Rights Agreement”). Capitalized terms used in this Amendment and not otherwise defined have the meanings given to them in the Rights Agreement

B. Section 27 of the Rights Agreement provides that the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent.

C. The Company has determined to amend the Final Expiration Date so that the Rights terminate and expire on the date hereof,

D. Pursuant to Section 27 of the Rights Agreement, the Company has directed that the Rights Agent amend the Rights Agreement as set forth herein.

E. The Company and the Rights Agent now wish to amend the Rights Agreement as set forth herein.

AGREEMENT

In consideration of the premises and the mutual agreements herein set forth, the Rights Agreement is hereby amended as follows:

1. Amendment. Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on March 1, 2019 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

2. Amendment of Exhibits. The exhibits to the Rights Agreement shall be deemed to be restated to reflect this Amendment, including conforming changes.

3. Effect of Amendment. Except as amended pursuant to this Amendment, the Rights Agreement shall remain in force and effect in accordance with its terms.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

5. Descriptive Headings. The descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

6. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

7. Governing Law. This Amendment will be deemed to be a contract made under the laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be duly executed, all as of the day and year first above written.

ATTEST:		CERUS CORPORATION

By:	/s/ Lori L. Roll	By:	/s/ Chrystal Menard
	Lori L. Roll		Chrystal Menard
	VP, Administration & Corporate Secretary		Chief Legal Officer & General Counsel

ATTEST		EQUINITI TRUST COMPANY

By:	/s/ Matthew D. Paseka	By:	/s/ Martin J. Knapp
Name:	Matthew D. Paseka	Name:	Martin J. Knapp
Title:	Vice President	Title:	Vice President

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